Exhibit 99.1

Media Contacts:	Sarah Robinson
Rollins, Inc
404.888.2917

Rollins Board of Directors Announces Executive Promotions

ATLANTA, February 23, 2011 — The Rollins, Inc. (NYSE: ROL) board of directors has named John Wilson, Gene Iarocci and Bob Wanzer as officers and vice presidents. Additionally, Wanzer has been promoted to chief operating officer for Rollins brands HomeTeam Pest Defense, Orkin PCO Services, Western Pest Defense, The Industrial Fumigant Company and Waltham Services LLC.  These promotions take effect March 1.  Rollins Inc. is an international consumer services company based in Atlanta.

“John, Gene and Bob bring years of experience and leadership to the company,” said Gary W. Rollins, president and CEO of Rollins, Inc. “We are fortunate to have them assume a greater role in the direction and future of our company.”

Wilson, president of Orkin USA, joined Orkin, a wholly owned subsidiary of Rollins Inc., in 1996. He held various positions of increasing responsibility, including technician, sales inspector, branch manager, region manager, vice president and president of the Southeast Division before being named president of Orkin USA in 2009. Wilson attended the University of Tennessee and completed the Executive Masters in Business Administration program at the University of Virginia.

Iarocci has extensive multi-unit management experience with a number of service and manufacturing industries, including Union Carbide Corporation where he worked for 24 years. He has been with Orkin for eight years, and served as region manager, division vice president and president of Orkin’s Atlantic Division. Iarocci was promoted to vice president of Rollins’ corporate administration in 2010.

Wanzer joined HomeTeam as president in 1998 and became chief operating officer in 2003 and chief executive officer in 2007. Under Wanzer’s direction, HomeTeam grew from $18 million to more than $130 million in revenue and became the third largest residential pest management organization in the U.S. Jerry Gahlhoff, currently serving as HomeTeam’s Eastern Division vice president, will succeed Wanzer as HomeTeam president.

About Rollins

Rollins Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., Orkin PCO Services, HomeTeam Pest Defense, Western Pest Services, The Industrial Fumigant Company, Waltham Services LLC., Crane Pest Control and Trutech LLC., the Company provides essential pest control services and protection against termite damage, rodents and insects to more than 2 million customers in the United States, Canada, Central America, the Caribbean, the Middle East, Asia, the Mediterranean and Europe from more than 500 locations. You can learn more about our subsidiaries by visiting our web sites at http://orkin.com, http://pestdefense.com, http://westernpest.com, http://indfumco.com, http://walthamservices.com, http://cranepestcontrol.com, http://trutechinc.com and http://rollins.com. You can also find this and other news releases at http://rollins.com by accessing the news releases button.

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